Exhibit 99.1

Technology & FinTech Leaders CREATD and TAMI Ventures Inc., Plan to Combine Forces in $23 Million Transaction

●	Privately-held TAMI Ventures will be acquired by Creatd, Inc. (OTCQB:CRTD)

●	TAMI Ventures is a diversified portfolio of assets concentrated in the technology, advertising, media and information (TAMI) sectors.

●	TAMI’s in-house built Proprietary Technology platform and stack, focused on Social Media and Gaming Platform including Sport Betting, Fantasy, ESPORTS, Racing, Virtuals, Lottery, Casino Slots and Table Games

New York, March 8, 2024 — Creatd, Inc. (OTCQB:CRTD), a leading innovator in digital technology and creator-centric platforms based in the United States, is excited to announce a strategic plan to acquire TAMI Ventures Inc.

Creatd, Inc. and TAMI Ventures have entered into a binding Letter of Intent (LOI) to solidify their commitment to the transaction. To further demonstrate their commitment and the seriousness of this transaction, a breakup fee of $500,000 has been agreed upon. This fee will be payable by either party should they decide to withdraw from the agreement under certain conditions.

Under the proposed all-prefered shares transaction, Creatd will welcome TAMI Ventures as a wholly owned subsidiary, issuing 2 year restricted preferred shares to TAMI Ventures shareholders at an aggregate valuation of $23 million, at a price per share to be determined prior to the close of the transaction. This way, common shareholders are protected from dilution.

TAMI Ventures brings to the table an extensive portfolio of in-house developed, proprietary technology platforms, including social media, sports betting, fantasy sports, eSports, racing, virtuals, lotteries, casino slots, and table games.

Post-transaction, the combined entity will target the rapidly expanding sports betting market, capitalizing on the sector’s significant growth, as evidenced by a record $119.84 billion wagered in the United States in 2023, according to the American Gaming Association. This new expansion into the sports betting market, in conjunction with a continued expansion of Vocal, a 100% owned social media technology platform subsidiary of Creatd, Inc., will enable great growth synergies of the businesses. Leveraging the coexisting businesses above, Creatd will then launch an innovative gaming social media platform, designed to empower digital influencers and content creators powered by a partnership with Vocal.

Timothy Alford, Executive Chairman of TAMI Ventures, highlighted the transaction’s strategic benefits, stating, “This represents a monumental opportunity for both TAMI Ventures and Creatd to leverage our combined technologies and expertise to capture significant market share in the sports gaming and social media sectors. As a publicly traded entity, we look forward to providing enhanced liquidity, increased brand visibility, and the realization of our collective technological advancements to our shareholders.”

Jeremy Frommer, CEO of Creatd, Inc., expressed enthusiasm for the transaction, remarking, “Joining forces with TAMI Ventures and its talented team is a pivotal step in our journey to build a diversified portfolio of leading-edge tech and media assets. This transaction lays the groundwork for significant growth. Equally important, it substantially increases our net equity on the balance sheet, improving our uplist prospects to a national exchange.”

Further details regarding the transaction will be disclosed in an upcoming Form 8-K filing with the U.S. Securities and Exchange Commission and will be made available on the investor relations section of Creatd’s website following the execution of definitive agreements and the finalization of the transaction.

About Creatd, Inc.

Creatd, Inc. (OTCQB:CRTD) is a global leader in digital technology and creator-centric platforms.

About TAMI Ventures Inc.

TAMI Ventures Inc. is a privately held portfolio company specializing in technology, advertising, media, and information sectors.

Forward Looking Statements

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